Exhibit 5.1

[HALLETT & PERRIN LETTERHEAD]

September 20, 2002

Preferred Voice, Inc.
6500 Greenville Avenue, Suite 570
Dallas, Texas 75206

Ladies and Gentlemen:

We have acted as counsel to Preferred Voice, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 to which this opinion is an Exhibit (the “Registration Statement”) with respect to the offer and sale by the Selling Holders named therein (the “Selling Holders”) of (i) 2,570,703 shares (the “Outstanding Shares”) of Common Stock, $.001 par value (“Common Stock”) of the Company and (ii) 4,428,703 shares (the “Warrant Shares” and together with the Outstanding Shares, the “Registrable Shares”) issuable upon the exercise of outstanding common stock purchase warrants (the “Warrants”).

We are familiar with the corporate action taken by the Company in connection with the authorization, issuance and sale of the Outstanding Shares and the Warrants and have made such other legal or factual inquiries as we deemed necessary or appropriate for purposes of rendering this opinion.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

On the basis of and in reliance upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that:

1.    The Outstanding Shares have been validly issued and are fully paid and non-assessable.

2.    The Warrant Shares, when issued upon due exercise of the Warrants, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Holders may sell the Shares from time to time after the date of the Registration Statement, and this opinion is limited to the laws referred to above as in effect on the date hereof.

This opinion may not be quoted in whole or in part without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/    Hallett & Perrin, P.C.